Exhibit 10.1
EXECUTIVE DIRECTOR AGREEMENT
     This Executive Director Agreement (the “Agreement”), made this 1st day of January, 2007, is entered into by Wabash National Corporation (the “Company”) and William Greubel (the “Executive”).
     WHEREAS, the Executive was employed by the Company as its Chief Executive Officer pursuant to an Executive Employment Agreement (the “Employment Agreement”) dated April 12, 2002.
     WHEREAS, the Executive, at his own desire, ceased serving as the Company’s Chief Executive Officer effective December 31, 2006.
     WHEREAS, subject to the terms and conditions in this Agreement, the Company desires to continue to employ the Executive but in the capacity as its Executive Director, and the Executive desires to be employed by the Company in such capacity.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows.
     1. Term of Employment. The Company agrees to employ the Executive, and the Executive accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on January 1, 2007 and ending on January 1, 2009, unless sooner terminated in accordance with the provisions of Sections 5.2. through 5.5 (the “Employment Period”).
     2. Employment Agreement. Effective on December 31, 2006, the Employment Agreement and the obligations and provisions therein shall no longer apply to the Company or the Executive, are no longer binding on the Company or the Executive, and shall have no further force or effect. The Company and the Executive agree that neither the Executive’s relinquishment of the office of Chief Executive Officer, the Executive’s assumption of the position of Executive Director, any related change in the Executive’s duties or responsibilities, nor any other action on the part of the Company on or prior to December 31, 2006 is grounds for the Executive to terminate his employment for Good Reason pursuant to Section 4.3. of the Employment Agreement or is grounds for the Company to terminate his employment for Cause pursuant to Section 4.2. of the Employment Agreement.
     3. Title; Duties.
          3.1. Title. The Executive shall serve as Executive Director of the Company and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Company’s Board of Directors (the “Board”) and the Chief Executive Officer.
          3.2. Board Membership. The Company shall use commercially reasonable efforts to cause the Executive to be nominated for election to the Board at the 2007 and 2008 Annual Meetings of Stockholders if the Executive is deemed qualified to serve by the Nominating Committee. In assessing the Executive’s qualification to serve, the Nominating Committee shall apply the same criteria to the Executive as it does to all other nominees for the Board, including using the criteria set forth in Section IV. of the Company’s Corporate Guidelines (Selection of Directors Nominations and Appointments).
          3.3. Duties. The Executive’s duties shall include such duties as may be reasonably assigned to him by the Board or the Chief Executive Officer and which are consistent with the position of Executive Director. The Company and the Executive agree that examples of such duties currently include: being a mentor and counsel to the Chief Executive Officer, representing the Company at key events, strategic planning, assisting the Senior Vice President Sales and Chief Executive Officer in current and new account development, and assisting the Vice President Supply Chain in development of alternative sourcing. The Executive agrees to undertake and faithfully perform the duties and responsibilities inherent in his position and as may be otherwise assigned to him consistent with this Agreement. Excepting periods of vacation, illness or disability and excepting such time as the Executive may reasonably require for personal matters and affairs, the Executive agrees to devote a reasonable amount of his business time, attention and energies to the business and interests of the Company. The Executive shall not engage in full-time employment with any other entity or engage in any activities which will interfere with the performance of his duties with the Company or which knowingly present a conflict of interest. During the Executive’s employment with the Company, the Executive may serve on the boards of directors of other entities and may pursue passive investments; provided that such activities do not unreasonably interfere with his duties and responsibilities hereunder or create a conflict of interest with the Company; and further provided that, with respect to serving on the boards of directors of entities other than charitable organizations and not-for-profit corporations, the Executive obtains written consent from the Company, such consent not to be unreasonably withheld.
     4. Compensation and Benefits.
          4.1 Salary. The Company shall pay the Executive, in semi-monthly installments, an annual base salary of not less than two hundred and eighty thousand dollars ($280,000) (the “Base Salary”) during the Employment Period. All payments hereunder shall be less deductions and withholdings as required by federal, state, or local law.
          4.2. Bonus Compensation. The Executive shall be eligible for an annual incentive bonus (“Bonus”), which is targeted at forty percent (40%) of his Base Salary and which may range from zero percent (0%) to eighty percent (80%) of his Base Salary. The amount of any Bonus shall be at the sole discretion of the Company, which shall make its determination based on the Company’s performance and the Executive’s performance. Any Bonus payment hereunder shall be less deductions and withholdings as required by federal, state, or local law, and shall be paid no later than sixty (60) days after the end of the applicable fiscal year.
          4.3 Fringe Benefits. The Executive shall be entitled to participate in the fringe benefit programs established by the Company according to the terms and conditions of those programs and to the extent those programs are generally applicable to other executives of the Company. The Executive shall be entitled to four (4) weeks of vacation each year. In addition to and notwithstanding the foregoing, the Company shall continue to pay to the Executive during the Employment Period an additional sum (which the Company and the Executive currently estimate to be approximately Thirty Eight Thousand Nine Hundred Thirteen dollars and Eight cents ($38,913.08) annually) to enable the Executive to continue the executive life insurance program which he has received during his employment with the Company. If, during the course of the Executive’s employment with the Company, the Company institutes a new retirement plan with benefits that are superior to the benefits under the existing retirement plan of the Company or under this Agreement and such benefits are generally available to all executive officers of the Company, then the Executive shall be eligible to participate in such new retirement plan.
          4.4 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable business expenses paid or incurred by the Executive in connection with the performance of his duties and responsibilities under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. Upon presentation of appropriate documentation, the Company agrees to promptly pay for or reimburse the Executive for his attorneys’ fees incurred in connection with reaching this Agreement, up to Four Thousand dollars and Zero cents ($4,000.00)
          4.5 Residual Compensation. All compensation due under the terms of this Agreement, but not yet paid, shall be paid to Executive notwithstanding the expiration of the term of the Agreement.
     5. Employment Termination. The employment of the Executive by the Company shall terminate upon the occurrence of any of the following:
          5.1. Expiration of the two (2) year term set forth in Section 1.
          5.2. At the election of the Company, for Cause, upon written notice by the Company to the Executive. For purposes of this Section 5.2., Cause for termination shall be deemed to exist upon: (a) the Executive’s willful and continued failure to perform his principal duties (other than any such failure resulting from vacation, leave of absence, or incapacity due to injury, accident, illness, or physical or mental incapacity) as reasonably determined by the Board in good faith after the Executive has been given written, dated notice by the Board specifying in reasonable detail his failure to perform and specifying a reasonable period of time, but in any event not less than twenty (20) business days, to correct the problems set forth in the notice; (b) the Executive’s chronic alcoholism or addiction to non-medically prescribed drugs; (c) the Executive’s theft or embezzlement of the Company’s money, equipment, or securities; (d) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any felony or misdemeanor involving moral turpitude or dishonesty; (e) a material breach of this Agreement by the Executive, and the failure of the Executive to cure such breach within ten (10) business days of written notice thereof specifying the breach; or (f) any breach by the Executive of his obligations in Sections 7 or 8 of this Agreement. In no event shall the failure to achieve the goals set forth in accordance with Section 4.2. of this Agreement be in and of itself Cause for termination, but such failure may be considered as part of his overall performance. No act or omission on the part of the Executive shall be considered “willful” unless it is done by the Executive in bad faith or without reasonable belief that the Executive’s action was in the best interests of the Company. Any act or omission based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively deemed to be done by the Executive in good faith and in the best interests of the Company.
          5.3. At the election of the Executive, for Good Reason, upon written notice by the Executive to the Company. For purposes of this Section 5.3., Good Reason for termination shall be deemed to exist upon: (a) a material breach of this Agreement by the Company, and the failure of the Company to cure such breach within twenty (20) business days of written notice thereof specifying the breach; or (b) discontinuance of the active operation of business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.
          5.4. Upon the death or disability of the Executive. For purposes of this Section 5.4., the Executive shall be deemed to have a disability where: (a) the Executive has been unable, by reason of illness or injury and with or without a reasonable accommodation, to perform his normal duties on behalf of the Company for a period of 180 days, whether or not consecutive, within the preceding 360-day period; or (b) the receipt by the Executive of disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the Executive.
          5.5. At the election of the Company, without Cause, upon thirty (30) days’ written notice by the Company to the Executive, or at the election of the Executive, without Good Reason, upon thirty (30) days’ written notice by the Executive to the Company, subject to the provisions of Section 6.4. below
     6. Effect of Termination.
          6.1. Termination for Cause or without Good Reason. If the Executive’s employment is terminated for Cause (as defined in Section 5.2.) or if the Executive terminates his employment without Good Reason (as defined in Section 5.3.), the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 4 through the last day of his actual employment by the Company. However, the Executive shall not be entitled to any Bonus payment for the fiscal year in which his employment with the Company is terminated for Cause or he terminates his employment with the Company without Good Reason.
          6.2. Termination because of Expiration of Term. If the Executive’s employment ends because of the expiration of the two (2) year term set forth in Section 1, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 4 through the last day of his actual employment by the Company. However, the Executive shall not be entitled to any Bonus payment for the 2009 fiscal year.
          6.3. Termination for Death or Disability. If the Executive’s employment is terminated by death or because of disability pursuant to Section 5.4., the

Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits which would otherwise be payable to him under Section 4 up to the date the termination of his employment occurs. However, the Executive’s Bonus, assuming the attainment of the goals set forth in Section 4.2. of this Agreement, for the fiscal year in which termination occurs because of death or disability will be pro-rated based on his length of service with the Company in that year. For example, if the Executive terminates because of disability six months into the fiscal year, his Bonus, if any, would be fifty percent of the regular Bonus for that year.
          6.4. Termination without Cause or for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by him for Good Reason, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 4 through the last day of his actual employment by the Company. However, the Executive’s Bonus, assuming the attainment of the goals set forth in Section 4.2. of this Agreement, for the fiscal year in which termination occurs at the election of the Company without Cause, will be pro-rated based on his length of service with the Company in that year. For example, if the Executive’s employment is terminated without Cause six months into the fiscal year, his Bonus, if any, would be fifty percent of the regular Bonus for that year. The Executive shall not be entitled to any Bonus for the fiscal year in which he terminates his employment for Good Reason. The parties further agree that if the Executive’s employment is terminated by the Company without Cause or by him for Good Reason, the Company shall: (a) continue to pay the Executive his Base Salary through January 1, 2009; (b) continue to make the executive life insurance program payment to the Executive through January 1, 2009; and (c) at its election, either continue through January 1, 2009 the Executive’s coverage under the Company’s health, dental, and life insurance plans (pursuant to the terms and conditions of the applicable benefits plans and policies) or pay to the Executive a lump sum payment equal to the premiums that the Company would have paid had it continued such coverage.
          6.5. Excise Tax Restoration Payment. In the event that it is determined that any payment, benefit, or distribution described in Section 6.4. made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of Section 6.4. or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax. To the extent that any provision in this Section 6.5 is contrary to any provision in any stock option, restricted stock, or other equity-related agreement between the Executive and the Company or is contrary to any provision in any stock option, restricted stock, or other equity-related plan of the Company, the provision in this Agreement shall control and shall supersede the contrary provision in the equity agreement or plan.

          6.6. Release. The parties acknowledge and agree that the payments and benefits described in Sections 6.4.(a) through (c) shall be contingent upon the Executive’s signing and executing a General Release of Claims acceptable to both the Company and him. The parties further acknowledge and agree that Executive shall not be required to seek other employment or take other action in order to mitigate his damages or to be entitled to the benefits and payments under Section 6.4. of this Agreement. The Company is not entitled to set off against such benefits and payments due, or any other amounts of money payable to the Executive, any amounts he earns in other employment or engagement after the termination of his employment by the Company without Cause or by him for Good Reason, or any amounts that he might or could have earned in other employment or engagement had he sought such other employment or engagement. If the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment with the Company at his election for Good Reason, then, except as otherwise provided in this Agreement, the payments and benefits set forth in Section 6.4. shall be in complete accord and satisfaction of any claim that the Executive has or may have for compensation or payments of any kind from the Company arising from or relating in whole or in part to the Executive’s employment with or termination by the Company. All payments pursuant to Section 6 shall be less deductions and withholdings as required by federal, state, or local law.
          6.7. Effect of Termination on Equity.
               (a) If the Executive’s employment is terminated for Cause by the Company or if the Executive terminates his employment without Good Reason, then: (i) any unvested equity awards (including without limitation stock options and restricted stock units) held by the Executive as of his last day of actual employment shall immediately forfeit on such day without any further action or notice required by the Company; and (ii) any vested equity awards held by the Executive as of his last day of actual employment shall be exercisable and otherwise governed by the terms and conditions applicable to them.
               (b) If the Executive’s employment is terminated for any reason other than Cause by the Company or without Good Reason by him and provided that the Executive continues to comply fully with his obligations in Sections 7 and 8 of this Agreement, then: (i) any unvested equity awards (including without limitation stock options and restricted stock units) held by the Executive as of his last day of actual employment shall vest when they are otherwise scheduled to vest (without regard to the fact that his employment has terminated); (ii) any vested equity awards held by the Executive as of his last day of actual employment and any equity awards that vest after such last day shall be exercisable for up to four (4) years following his actual last day of employment; provided that in no circumstances shall any equity award be exercisable after ten (10) years have passed since the issuance of such equity award; and (iii) any equity awards shall otherwise be governed by the terms and conditions applicable to them.
               (c) To the extent that any provision in Section 6.7(a) or 6.7(b) (whichever applies) is contrary to any provision in any stock option, restricted stock, or other equity-related agreement between the Executive and the Company or is contrary to any provision in any stock option, restricted stock, or other equity-related plan of the Company, the provision in this Agreement shall control and shall supersede the contrary provision in the equity agreement or plan, and the terms of such stock option, restricted stock, or other equity-related agreements shall otherwise remain in effect.
     7. Confidential Materials and Information. The Executive acknowledges that during his employment with the Company, he has occupied and will occupy a position of trust and confidence with respect to the Company’s affairs and business and has had and will have access to the Company’s trade secrets and other confidential and/or proprietary information (“Confidential Information”). The Executive agrees that, both during his employment and after the termination of his employment, he will use his best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information. The Executive acknowledges that as used herein, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing businesses, and technological innovations in any stage of development. Confidential Information also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company. Such information is, and shall remain, the exclusive property of the Company, and the Executive agrees that he shall promptly return all such information to the Company upon termination of his employment. Any information publicly available or generally known within the industry or trade in which the Company operates and competes is not Confidential Information.
          7.1. The Executive’s Obligations. The Executive agrees to take the following steps to preserve the confidential and proprietary nature of the Company’s Confidential Information and materials.
               (a) Non-Disclosure. During and after his employment with the Company, the Executive will not use, disclose or transfer any of the Company’s Confidential Information or materials other than as authorized by the Company within the scope of his duties with the Company, and will not use in any way other than in Company’s business any of the Company’s Confidential Information, including information or material received by the Company from others and intended by the Company to be kept in confidence by its recipients. The Executive understands that he is not allowed to sell, license or otherwise exploit any products which embody or otherwise exploit in whole or in part any of the Company’s Confidential Information or materials, except on behalf of the Company.
               (b) Disclosure Prevention. The Executive will take all reasonable precautions to prevent the inadvertent or accidental exposure of the Company’s Confidential Information.
               (c) Removal of Material. The Executive will not remove any of the Company’s Confidential Information from the Company’s premises or make copies of such materials except for use in the Company’s business.
               (d) Return All Materials. The Executive will return to the Company all the Company’s Confidential Information, materials and copies of the foregoing at any time upon the request of the Company, in any event and without such request, upon the termination of the Executive’s employment with Company. The Executive agrees not to retain any copies of any of the Company’s Confidential Information and materials after his termination of employment for any reason.
               (e) Computer Security. During his employment with the Company, the Executive agrees only to use computer resources (both on and off Company’s premises) for which he has been granted access and then only to the extent authorized. The Executive agrees to comply with all Company policies and procedures, including, but not limited to, those concerning computer security. The Company recognizes and agrees that the Executive may use such computer resources for de minimis personal use.
     8. Post Employment Obligations.
          8.1. Covenants. The Executive acknowledges: (a) his services to the Company will be special and unique; (b) his work for the Company has allowed and will allow him access to the Company’s confidential information and customers; (c) the Company’s business is national and international in scope; (d) the Company would not have entered into this Agreement but for the covenants and agreements contained in Section 8; and (e) the agreements and covenants contained in Section 8 are essential to protect the business and goodwill of the Company. In order to induce the Company to enter into this Agreement, the Executive covenants and agrees that:
          8.2. Non-Compete. During the Restricted Period, the Executive will not directly or indirectly, individually or as an officer, director, Executive, shareholder (except if he is a shareholder of less than 1% of a publicly traded security), consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, engage in or promote any business that is competitive with the business of the Company in any geographic area in which the Company does or plans to do business while the Executive was employed, including but not limited to the United States and Canada. A business competitive with the business of the Company is defined as a business engaged in the manufacture, distribution or wholesale or retail sale of new or used truck trailers and related parts and service businesses.
          8.3. Non-Solicitation and Non-Interference with Customers and other Business Relationships. During the Restricted Period, the Executive will not directly or indirectly knowingly solicit (other than on behalf of the Company) business or contracts for any products or services of the type provided, developed or under development by the Company during the Executive’s employment by the Company, from or with (a) any person or entity which was a customer of the Company for such products or services as of, or within one year prior to the Executive’s date of termination with the Company, or (b) any prospective customer which the Company was soliciting as of, or within one year prior to the Executive’s termination. Additionally, during the Restricted Period, the Executive will not directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by the Company during the Executive’s employment with the Company. Further, the Executive shall not during the Restricted Period knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved during the Executive’s employment with the Company.
          8.4. Non-Solicitation of Employees and Contractors. During the Restricted Period, the Executive shall not knowingly solicit any person employed by the Company, or who within 180 days of termination of Executive’s employment had been so employed by the Company, to leave the employ of the Company. Further, during the Restricted Period, the Executive will not knowingly solicit any contractor of the Company to terminate or reduce its business with the Company.
          8.5. Restricted Period. For the purposes of Section 8, “Restricted Period” shall mean the period during which the Executive is employed by the Company and the twelve (12) month period following his last day of employment (regardless of how his employment ends).
          8.6. Executive Acknowledgment. The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and no broader than are necessary to protect the legitimate business interests of the Company.
          8.7. Enforcement. The parties agree that if a Court of competent jurisdiction finds that any term of Section 8 is for any reason excessively broad in scope or duration, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in Section 8 shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political division worldwide. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the provision hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.
     9. Remedies. The Executive acknowledges that the restrictions contained in Sections 7 and 8 of this Agreement are reasonable and necessary to protect the business and interests of the Company and that any violation of these restrictions would cause the Company substantial irreparable injury. Accordingly, the Executive agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated breach of this Agreement without the necessity of proving actual damage. It is the express intention of the parties that the obligations of Sections 7, 8, and 9 of this Agreement shall survive the termination of the Executive’s employment.
     10. Notices. All required or permitted notices under this Agreement shall be in writing and shall be effective upon personal delivery or three (3) business days after being deposited in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown on the signature page hereof, or at such other address as either party may designate to the other in accordance with this Section 10, with a copy to counsel for the Executive, addressed as follows:
Funkhouser Vegosen Liebman & Dunn Ltd.
55 West Monroe Street – Suite 2300
Chicago, Illinois 60603
Attention: Jonathan Vegosen, Esq.
and a copy to counsel for the Company, addressed as follows:
Hogan & Hartson LLP
111 South Calvert Street
Baltimore, Maryland 21202
Attention: Michael J. Silver, Esq.
     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes the Employment Agreement and all prior agreements, negotiations, and understandings, whether written or oral, relating to the subject matter of this Agreement.
     12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
     13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.
     15. Miscellaneous.
          15.1. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          15.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          15.3. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

          15.4. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     16. Indemnification. The Company, to the extent that it does so generally for its officers and directors and to the extent permitted by its corporate by-laws, shall provide the Executive with directors and officers liability insurance while the Executive is an officer or director and shall indemnify, defend, and hold the Executive harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys’ fees) and expenses relating to any acts or omissions in the course or scope of the duties he performs on behalf of the Company while employed by it as an officer or director and/or while serving as an officer and/or director of the Company. The provisions of this Section 16, though only with respect to acts or omissions by the Executive while still employed by the Company, shall survive the expiration of this Agreement or the termination of Executive’s employment with the Company for any reason.
[Signatures Appear on Following Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WABASH NATIONAL CORPORATION
1000 Sagamore Parkway South
Lafayette, Indiana 47905

By:

Timothy J. Monahan
Sr. Vice President – Human Resources
Wabash National Corporation

WILLIAM GREUBEL